SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2008

BOYD GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

001-12882	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition.

On August 1, 2008, Boyd Gaming Corporation (the “Company”) issued a press release (the “Release”) announcing its financial results for the three and six months ended June 30, 2008 and other financial information. A copy of the Release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Echelon Update

The Company announced in the Release that, due to the difficulties in the capital markets and weak economic conditions, it has decided to delay its Echelon project on the Las Vegas Strip. The Company’s present expectation is to resume construction in three to four quarters, assuming credit market conditions and the outlook for the economy improves. The Company is in discussions with Morgans Hotel Group and General Growth Properties to modify their existing agreements. As of June 30, 2008, the Company has incurred approximately $500 million of capitalized costs related to the overall project.

Stock Repurchase and Dividend

The Company announced in the Release that its Board of Directors has authorized an amendment to its existing share repurchase program to increase the amount of common stock available to be repurchased to $100 million. Accordingly, repurchases may be made from time to time in the open market or in privately negotiated transactions, depending on market conditions.

The Company is not obligated to purchase any shares under its stock repurchase program. Subject to applicable corporate securities laws, repurchases under its stock repurchase program may be made at such times and in such amounts as the Company deems appropriate. Purchases under its stock repurchase program can be discontinued at any time the Company feels additional purchases are not warranted. The Company intends on funding the repurchases under its stock repurchase program with existing cash resources and availability under its credit facility.

The Company also announced that its Board of Directors suspended its quarterly dividend.

# # #

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company’s expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the slowing economy and challenging capital markets, statements regarding the delay of construction at Echelon, the timing for recommencing construction at Echelon, the Company’s increased share repurchase program and whether shares will be repurchased, and at what price shares will be repurchased, and whether this will affect shareholder value, and if, or when, the Company will declare a quarterly dividend in the future. Forward- looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances regarding the timing or effects of the Company’s delay of construction at Echelon and when, or if, construction will be recommenced, the effect that such delay will have on the Company’s business, operations or financial condition, the effect that such delay will have on the Company’s joint venture participants, and whether such participants (or other Echelon project participants) will terminate their agreements or arrangements with the Company, or whether any such participants will require any additional fees or terms that may be unfavorable to the Company, or whether the Company will be able to reach agreement on any modified terms with its joint venture participants. Additional factors that could cause actual results to differ materially are the following: competition, litigation, financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions (and the ability of the Company’s joint venture participants to secure favorable financing, if at all) and the effects of war, terrorist or similar activity. The Company cannot assure that any project will be completed, if at all, on time or within established budgets, or that any project will result in increased earnings to the Company. Significant delays, cost overruns, or failures of the Company’s projects to achieve market acceptance could have a material adverse effect on the Company’s business, financial condition and results of operations. Furthermore, the Company’s projects may not help it compete with new or increased competition in its markets. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s filings with the SEC, and in the Company’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated August 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: August 1, 2008	/s/ Josh Hirsberg
Josh Hirsberg
Senior Vice President, Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit	Description

99.1	Press release, dated August 1, 2008